ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces 2019 Financial Results and Business Update

San Diego, California – March 30, 2020 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced financial results for the year ended December 31, 2019 and provided a business update.

Dr. Dennis J. Carlo, President and Chief Executive Officer of Adamis Pharmaceuticals, stated, “In light of the recent COVID-19 outbreak and overall economic outlook, we have attempted to determine the impact of the outbreak on our present and future operations, including the impact on our suppliers, manufacturers and commercial partners. The good news is that at the present time we have not seen a material impact of COVID-19 on demand for our products, and we have not yet seen any significant negative impact on our supply chain or distribution network. If the outbreak appreciably worsens and/or if governmental restrictions persist for a protracted period, that could of course affect our outlook.”

“Having said that, the outbreak and governmental mandated social distancing and sheltering in place have caused some near-term impact and disruption to our employees and daily operations. For that reason, and to allow some time to gain additional visibility into the 2020 year, we have determined to postpone our regularly scheduled earnings conference call. My sincere hope is that we can have a more meaningful call in the future and provide a clearer picture of the remainder of 2020 and the outlook for the company.”

“In the meantime, we remained focused on completing the additional work to allow us to supplement our NDA for our naloxone injection product (ZIMHI). We are actively addressing the issues the FDA raised in the Complete Response Letter we received late last year. We continue to believe ZIMHI can play an important role in combating the ongoing public health crisis of opioid overdose, and we look forward to the eventual approval of ZIMHI. SYMJEPI sales continue to be far lower than we ever expected. We are currently working with Sandoz to determine what needs to occur to accelerate its growth in the epinephrine market. Sales of pharmaceutical preparations through our US Compounding drug outsourcing facility had strong growth for 2019 versus the year prior.”

Product Updates

SYMJEPI (epinephrine) Injection

On January 16, 2019, we announced that Sandoz had launched SYMJEPI (epinephrine) 0.3 mg Injection in the U.S. market, initially available in the institutional setting. On July 9, 2019, we announced the full launch (institutional and retail) by Sandoz of both dose forms of the SYMJEPI injection products.

In addition to the U.S., Adamis continues to seek opportunities to market SYMJEPI into other territories. On October 1, 2019, the company announced it had entered into an exclusive distribution and commercialization agreement with Emerge Health to seek registration and commercialize SYMJEPI in both Australia and New Zealand.

ZIMHI (naloxone) Injection

On November 22, 2019, the company received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding the company’s New Drug Application (NDA) relating to its ZIMHI high-dose naloxone injection product for the treatment of opioid overdose. On December 19, 2019, Adamis provided an update indicating that it had provided responses to the comments included in the CRL and submitted them to the FDA along with a request for a meeting. On February 12, 2020, the Company had a Type A meeting with the FDA to discuss the company’s response to the CRL and the process and timeline for resubmission of the NDA to the FDA. At the meeting, Adamis obtained concurrence from the agency on the information required for resubmission of the NDA.

The company believes it can generate the additional data, and assuming successful testing, resubmit the NDA in the second quarter of 2020. The FDA expressed its intent to review the resubmission in a rapid and timely manner consistent with agency guidelines. The company continues to have discussions with potential commercial partners for ZIMHI.

Drug Outsourcing Facility

During the fourth quarter of 2019, the company’s wholly owned drug outsourcing facility, US Compounding (USC), continued to grow its revenues by approximately 13% in the fourth quarter compared to the same quarter in the prior year. For the year, USC increased revenues approximately 22% versus 2018. USC’s increase in revenues was due to the increase in sales of USC’s sterile pharmaceutical formulations resulting in part from an increase in production capacity in order to meet product demand and from increasing sales and marketing efforts.

2019 Financial Results

Adamis total revenues increased approximately 47%, from $15.1 million to $22.1 million, for the year ended December 31, 2018 and 2019, respectively.  Total revenues increased by approximately 33%, to $5.5 million from $4.2 million fourth quarter of 2019 compared to the same period in 2018.  The increase was primarily attributable to growth in sales of USC’s sterile pharmaceutical products and revenue relating to SYMJEPI.

Selling, general and administrative expenses (“SG&A”) for the years ending December 31, 2019 and 2018 were approximately $25.3 million and $26.0 million, respectively, a decrease of approximately 3%. The decrease was primarily attributable to decreases of approximately $2.1 million in compensation expenses, occupancy costs, and other related expenses. These amounts were partially offset by an increase of approximately $1.4 million attributable to increases in consulting, legal, patent, insurance, PDUFA fees, marketing and selling expenses.

Research and development expenses were approximately $10.4 million and $18.8 million for the years ended December 31, 2019 and 2018, respectively, a decrease of approximately 45%. The decrease was primarily due to a decrease in development costs of our product candidates.

Cash and equivalents at the end of the year was approximately $8.8 million. In February, the Company increased its cash position by raising approximately $6.7 million before deducting the placement agent’s fees and other estimated offering expenses, in an equity financing transaction. The net loss for the year was approximately $29.3 million.

Targeted Milestones

●	Increasing sales of SYMJEPI in the U.S.;
●	Resubmission of New Drug Application for ZIMHI;
●	FDA approval and commercial partner for ZIMHI;
●	Following FDA approval, begin selling ZIMHI in the U.S.;
●	Increasing sales and margins at US Compounding; and
●	Completing a Phase III ulcer study in horses.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including respiratory disease, allergy and opioid overdose. The company’s SYMJEPI (epinephrine) Injection 0.3mg and SYMJEPI (epinephrine) Injection 0.15mg products were approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  In July 2019, Sandoz, a division of Novartis Group, announced it had fully launched both in the U.S. Please refer to www.SYMJEPI.com for additional product information. Adamis is developing additional products, including a naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose, and a metered dose inhaler and dry powder inhaler product candidates for the treatment of asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for use by hospitals, clinics and surgery centers throughout most of the United States.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the impact of the recent COVID-19 outbreak and overall economic outlook on the company’s present and future operations, employees, suppliers, supply chain, manufacturers and commercial partners; the company’s beliefs concerning its ability to satisfactorily respond to the matters raised in the FDA’s Complete Response Letter (CRL) and to successfully develop the additional information requested by the FDA at the company’s Type A meeting with the FDA; the results of the company’s Type A meeting with the FDA; the company’s beliefs concerning the results of any future studies or clinical trials that the company may conduct relating to ZIMHI or its other products or product candidates; the company’s beliefs concerning the information and activities required to resubmit the ZIMHI New Drug Application (NDA) to the FDA, the timing of resubmission of the company’s NDA to the FDA and the timing and outcome of the FDA’s review of any resubmitted NDA relating to the ZIMHI product; the company’s beliefs concerning its ability to commercialize ZIMHI and its other products and product candidates; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of SYMJEPI, ZIMHI or its other products and product candidates; the company’s beliefs concerning its commercialization strategies; the company’s beliefs concerning the anticipated timing of any commercialization agreement or commercial launch relating to its ZIMHI product; statements about strategies, objectives and our future goals and achievements; future financial results of the company and its subsidiaries; future development and regulatory actions concerning the company’s product candidates; the timing and progress of current and future clinical trials or studies; expectations and goals for future growth, including without limitation future growth in revenues from sales of compounded sterile pharmaceutical formulations; anticipated commencement and completion dates for clinical trials; anticipated dates for making regulatory filings with the FDA; product development timelines; anticipated dates for commercial introduction of products; guidance regarding future periods; and other statements concerning our future operations and activities. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. There can be no assurances that the results of the additional company testing relating to ZIMHI will be successful, that the company will be able to successfully develop the additional information required for resubmission of the ZIMHI NDA, or concerning the timing of completion of testing and development of the additional information for resubmission of the NDA. In addition, there can be no assurance that the FDA will conclude that any NDA that the company resubmits will satisfactorily respond to the matters raised in the FDA’s CRL or discussed in the Type A meeting, concerning the timing of any resubmission by Adamis of the NDA, that the FDA will approve our NDA relating to our ZIMHI product, or concerning the timing of any future action by the FDA on our NDA. The FDA’s review processes can extend beyond, and in some cases significantly beyond, anticipated or target completion or action dates due to the timing of the FDA’s review process, FDA requests for additional data, information, materials or clarification, difficulties scheduling an advisory committee meeting, FDA workload issues, extensions resulting from the submission of additional information or clarification regarding information already in the submission, or other reasons. We may not achieve one or more of the target future milestones described in the press release either within the anticipated time periods or at all.  In addition, forward-looking statements concerning our anticipated future activities assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities.  As discussed in our filings with the Securities and Exchange Commission, we may require additional funding, and there are no assurances that such funding will be available if required.  Failure to timely obtain required funding would adversely affect us and could require us to materially reduce or suspend operations or one or more clinical trials or other product development activities, or delay or prevent our ability to realize the results contemplated by such forward looking statements.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  You should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019, and our subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, any forward-looking statements in this press release speak only as the date of this press release, and Adamis expressly disclaims any obligation to update any forward-looking statements.

Contacts:

Mark Flather

Senior Director, Investor Relations

& Corporate Communications

Adamis Pharmaceuticals Corporation

(858) 412-7951

mflather@adamispharma.com